Exhibit 99.2

AMERICAN FINANCIAL GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 27, 2021, AFG entered into a definitive agreement to sell its Annuity business to Massachusetts Mutual Life Insurance Company (“MassMutual”) for $3.5 billion in cash, subject to pre and post closing adjustments. In the transaction, which closed on May 28, 2021, MassMutual acquired Great American Life Insurance Company (“GALIC”) and its two insurance subsidiaries, Annuity Investors Life Insurance Company (“AILIC”) and Manhattan National Life Insurance Company, as well as a broker-dealer affiliate Great American Advisors, Inc., and insurance distributor AAG Insurance Agency, Inc.

In connection with the pending sale, the unaudited Financial Statements included in AFG’s Quarterly Report on Form 10-Q for the period ended March 31, 2021 reflected AFG’s investment in the annuity businesses as discontinued operations.  The following pro forma balance sheet was prepared assuming the transaction was completed as of March 31, 2021.  The accompanying pro forma income statements were prepared assuming the transaction was completed on the first day of each period presented.  Since the March 31 historical income statement was prepared with the annuity business shown as discontinued and all appropriate adjustments were contained therein, there are no pro forma adjustments necessary for the three months ended March 31 and therefore no pro forma statement has been included for that interim period.

The pro forma adjustments for all periods are based on information presently available and amounts are subject to change based on post-closing adjustments.  The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had the events reflected been completed as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read in conjunction with AFG’s unaudited Financial Statements included in the Quarterly Report on Form 10-Q for the three months filed with the Securities and Exchange Commission (“SEC”) on May 7, 2021 as well as AFG’s audited Financial Statements included in its Annual Report on Form 10-K filed with the SEC on February 25, 2021.

AMERICAN FINANCIAL GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
($ In Millions)

	3/31/21
	As reported	Pro forma adjustments		Pro forma
Assets:
Cash and cash equivalents	$1,691	$3,142	(a) (e)	$4,833
Investments	12,209	-		12,209
Recoverables from reinsurers	3,231	-		3,231
Prepaid reinsurance premiums	755	-		755
Agents' balances and premiums receivable	1,209	-		1,209
Deferred policy acquisition costs	244	-		244
Assets of managed investment entities	5,102	-		5,102
Other receivables	576	-		576
Assets of discontinued annuity operations	48,139	(48,139)	(b)	-
Other assets	1,041	-		1,041
Total assets	$74,197	$(44,997)		$29,200

Liabilities and Equity:
Unpaid losses and loss adjustment expenses	$10,384	$-		$10,384
Unearned premiums	2,821	-		2,821
Payable to reinsurers	753	-		753
Liabilities of managed investment entities	5,045	-		5,045
Long-term debt	1,963	-		1,963
Other liabilities	1,653	-		1,653
Liabilities of discontinued annuity operations	44,893	(44,893)	(b)	-
Total liabilities	$67,512	$(44,893)		$22,619

Shareholders' equity:
Common stock	$85	$-		$85
Capital surplus	1,279	-		1,279
Retained earnings	4,354	697	(c) (e)	5,051
Accumulated other comprehensive income, net of tax	967	(801)	(d)	166
Total shareholders' equity	6,685	(104)		6,581

Total liabilities and equity	$74,197	$(44,997)		$29,200

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

AMERICAN FINANCIAL GROUP, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
(In Millions)

	Year ended			Year ended			Year ended
	December 31, 2020			December 31, 2019			December 31, 2018
	As reported	Pro forma adjustments (f)	Pro forma	As reported	Pro forma adjustments (f)	Pro forma	As reported	Pro forma adjustments (f)	Pro forma
Revenues:
Property and casualty insurance net earned premiums	$5,099	$-	$5,099	$5,185	$-	$5,185	$4,865	$-	$4,865
Net investment income	2,132	1,671	461	2,303	1,771	532	2,094	1,616	478
Realized gains (losses) on securities and subsidiaries	312	364	(52)	287	132	155	(266)	(105)	(161)
Other Income	366	105	261	462	121	341	457	128	329
Total revenues	7,909	2,140	5,769	8,237	2,024	6,213	7,150	1,639	5,511

Costs and Expenses:
Property and casualty insurance expenses	4,896	-	4,896	4,996	-	4,996	4,586	-	4,586
Annuity benefits	1,192	1,192	-	1,151	1,151	-	998	998	-
Annuity and supplemental insurance acquisition exp	306	306	-	253	253	-	261	261	-
Other expenses	667	133	534	729	146	583	666	150	516
Total costs and expenses	7,061	1,631	5,430	7,129	1,550	5,579	6,511	1,409	5,102
Earnings before income taxes	848	509	339	1,108	474	634	639	230	409
Provision for income taxes	127	102	25	239	96	143	122	42	80
Net Earnings (Loss) from continuing operations	$721	$407	$314	$869	$378	$491	$517	$188	$329
Less: Net earnings (loss) attributable to NCI	(11)	-	(11)	(28)	-	(28)	(13)	-	(13)
Net Earnings (Loss) from continuing operations Attributable to Shareholders	$732	$407	$325	$897	$378	$519	$530	$188	$342

Earnings Attributable to Shareholders per Common Share:
Basic	$8.25		$3.66	$9.98		$5.77	$5.95		$3.84
Diluted	$8.20		$3.64	$9.85		$5.70	$5.85		$3.77
Average number of Common Shares:
Basic	88.7		88.7	89.9		89.9	89.0		89.0
Diluted	89.2		89.2	91.0		91.0	90.6		90.6

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

(a)
Reflects what the purchase price would have been (net of transaction expenses) based on March 31, 2021 equity of $3.01 billion calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Although the gain will not change materially, the actual proceeds will be based on GAAP equity of the subsidiaries sold at the closing date and will be subject to a post closing adjustment. In addition, the adjustment reflects the settlement of a payable to the disposed subsidiaries related to retained real estate-related assets.

(b)	Removes the assets and liabilities of the subsidiaries sold.
(c)	Records the gain on the sale of the subsidiaries sold.
(d)	Removes the accumulated other comprehensive income related to the subsidiaries sold.
(e)
The pro forma adjustments exclude the effect of the $0.50 per share dividend paid on April 26, 2021 and the $14.00 per share dividend that AFG declared on May 28, 2021, and is payable on June 15, 2021.

(f)	Amounts represent the removal of revenues and expenses related to the subsidiaries sold.